CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of September 1, 2012 (the “Effective Date”), by and between Milagro Holdings, LLC, a Delaware limited liability company (“Parent”), Milagro Oil & Gas, Inc., a Delaware corporation (“Company”), and Sequitur Energy Management II, LLC, a Delaware limited liability company (“Consultant”). Parent, Company and Consultant are sometimes herein referred to collectively as the “Parties.” Initially capitalized terms used in this Agreement that are not expressly defined herein have the meanings given them in that certain Stockholders’ Agreement of Milagro Mezz, Inc. (now known as Milagro Oil & Gas, Inc.) dated January 13, 2010, as amended through the Effective Date (the “Stockholders’ Agreement”).

RECITALS

A. Parent owns 100% of the outstanding Common Stock.

B. Parent, through Company and direct and indirect Subsidiaries of Company, is engaged in the business of oil and gas exploration, development and production.

C. Parent and Company desire to retain Consultant to provide certain Services (as defined below) to Company and its Subsidiaries, and Consultant desires to provide the Services, all pursuant to the terms of this Agreement.

AGREEMENT

For the promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

APPOINTMENT OF CONSULTANT

1.1 Appointment. Company hereby appoints Consultant as an independent contractor to consult and assist in the administration of the Assets and to provide the other services described in this Agreement by and on behalf of, and for the account of, Company, pursuant to and as set forth in this Agreement. As used herein, the term “Assets” means the current and future oil and gas assets of Company and its Subsidiaries.

1.2 Acceptance. Consultant hereby accepts the appointment provided for above and agrees to perform the duties and obligations herein imposed in a good and workmanlike manner, consistent with generally accepted standards in the oil and gas industry.

1.3 Legal Ownership. Consultant shall not take title to any properties owned of record or beneficially by Company or its Subsidiaries during the term of this Agreement. Any addition to the assets of Company or its Subsidiaries by purchase, lease or otherwise on behalf of Company shall be acquired in the name of Company or its Subsidiaries.

ARTICLE II

SERVICES

2.1 Services. Consultant shall provide the following services for Company (the “Services”):

(a) General Services. Consultant shall, subject to the terms and limitations set forth in this Agreement:

(i) advise as to the administration, modification, amendment and interpretation of contracts and agreements relating to the Assets;

(ii) advise as to the negotiation for the sale of any oil or gas produced by or for the account of Company or its Subsidiaries;

(iii) generally make itself available to consult with Company and Company’s representatives, at all reasonable times concerning any problem of importance concerning the Assets; and

(iv) take all other action as is necessary to carry out Consultant’s responsibilities under this Agreement.

(b) Reports. Consultant shall furnish to Company such reports concerning the Services provided by Consultant as Company may reasonably request from time to time.

(c) Functions Not Within the Scope of Services. Notwithstanding any other provisions of this Agreement to the contrary, the Services shall not include, and no Consultant Person (as defined in Section 5.2(a)) shall have any obligation or liability with respect to, the following functions which Company shall cause to be performed by its officers, employees or by other consultants; provided, however, that Consultant shall cooperate with Company personnel and provide information in its possession reasonably requested by Company in connection with Company’s performance of such functions:

(i) Maintaining books and records of account for Company or its Subsidiaries, preparing financial statements of Company or its Subsidiaries, preparing borrowing base reports or other special purpose reports to lenders or other creditors, preparing and filing federal, state or local tax returns for Company or its Subsidiaries, paying vendors, employees or other creditors of Company or its Subsidiaries, invoicing trade creditors, or preparing reports to equity owners of the Parent or Company;

(ii) Performing day-to-day general land functions (and related accounting functions) relating to the Assets including, without limitation, maintenance of oil and gas lease and land files, title conveyances, payment of lease bonuses, delay rentals, surface damages, royalties, overriding royalties, and shut-in well payments;

(iii) Preparing, reviewing or filing applications and reports with federal, state, tribal or local regulatory agencies;

(iv) Preparing reserve reports or reserve estimates;

(v) Advising or assisting with respect to Company’s treasury functions, including without limitation regarding interactions with Company’s lenders and matters relating to Company’s borrowings for indebtedness and its hedging obligations;

(vi) Hiring, discharging, promoting, and setting compensation of employees of Company or its Subsidiaries;

(vii) Implementing or administering any employee welfare or benefit plans of Company or any of its Subsidiaries;

(viii) Instituting, defending or managing litigation or arbitral proceedings; or

(ix) Preparing, reviewing or filing registration statements, reports or other documents with the Securities and Exchange Commission or making any certification contained therein.

(d) Authorizations by Company. If and to the extent that Consultant requires consent, approval or authority of Company or any Subsidiary to perform any of its obligations under this Agreement, Consultant shall consult with a committee of Company’s board of directors, initially consisting of Jonathan Ginns, Mo Bawa, Thomas Hauser and Jonathan Stearns (the “Committee”), and shall be entitled to rely on the consent, approval or authorization, whether oral or written, when given by the Committee.

(e) Compliance with Restrictions in Stockholders’ Agreement. For the avoidance of doubt, the Committee shall not take any action which under the Stockholders’ Agreement would require (i) the unanimous approval of the directors of Parent pursuant to Section 2.02 thereof, (ii) the approval of a Supermajority pursuant to Section 2.03 thereof, or (iii) unanimous consent of Equity Investors under Section 2.04 thereof, without first obtaining such approval of consent.

(f) As used herein, “Person” means any individual, partnership, corporation, limited liability company, unincorporated organization or association, trust (including the trustees thereof in their capacity as such) or other entity (including any governmental entity), whether organized under the laws of (or, in the case of individuals, resident in) the United States (or any political subdivision thereof) or any foreign jurisdiction. As used herein, “Affiliate” means any Person that, directly or indirectly, through one or more entities, controls or is controlled by or is under common control with the Person specified. For the purpose of the immediately preceding sentence, the term “control” means the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities or by contract or agency or otherwise.

2.2 AMI; Other Activities.

(a) AMI Restrictions.

(i) Without the consent of Company and except as otherwise provided in this Section 2.2, no Consultant Person (as defined in Section 5.2(a)) or Affiliate of any Consultant Person, shall acquire any OGM Interest (as defined in Section 2.2(b)) within an area covered by the AMI. If any Consultant Person or Affiliate of any Consultant Person (the “Acquiring Party”) acquires or contracts to acquire, or desires to offer or contract to acquire, directly or indirectly, through any individual or entity associated or affiliated with such Acquiring Party, any OGM Interest within the AMI (or any equity interest in an entity that has any OGM Interest within the AMI), Consultant shall cause the applicable Acquiring Parties to offer Company the right to make such acquisition. The Acquiring Party shall notify Company of such acquisition or potential acquisition, which notice may be given prior to making the offer for, entering into a definitive agreement for, or closing of the acquisition, or no later than fifteen (15) calendar days following such acquisition. Acquisition or ownership of the following shall not be subject to this Section 2.2: (A) any equity interest in a Person that is not publicly traded if the fair market value of such Person’s OGM Interests within the AMI on the date of acquisition (x) constitutes less than forty percent (40%) of the fair market value of all of such Person’s assets at the same date or (y) is less than the AMI Threshold; (B) any OGM Interest within the AMI which a Person owns on the Effective Date or has the right to acquire under any agreement or understanding existing on the Effective Date including, without limitation, under preferential rights to purchase under joint operating agreements; (C) ten percent (10%) or less of the equity interests in any Person that is publicly traded; (D) any incremental OGM Interest acquired by a Person in an OGM Interest within the AMI in which such Person already owns an interest, provided that the purchase price of such incremental OGM Interest does not exceed the AMI Threshold (as defined in Section 2.2(b)); or (E) if the OGM lies partially within the AMI and partially without, any portion of the OGM lying outside the AMI.

(ii) The notice from the Acquiring Party to Company shall include a copy of all instruments and contracts of acquisition or drafts thereof or the proposed offer and any other pertinent available data and an itemized statement of the actual or projected costs and expenses incurred or to be incurred by the Acquiring Party in acquiring such OGM Interests in the AMI, excluding, however, costs and expenses of its own personnel, in addition to any information Company reasonably requests with respect to such OGM Interests that is in the Acquiring Party’s possession. Such information shall be kept confidential by Company and its Subsidiaries. Company shall have fifteen (15) business days after the receipt of such notice and information within which to notify the Acquiring Party of Company’s election to acquire or offer or contract to acquire, as applicable, the OGM Interest in the AMI acquired or to be acquired by the Acquiring Party. If the Acquiring Party has not received actual written notice of such election within the fifteen (15) business day period, it shall be conclusively presumed that Company rejects the offer and the Acquiring Party may offer and enter into a contract to acquire and acquire the OGM Interest without any participation by or obligation to Company. If Company timely provides such notice of its election to purchase the OGM Interests that the

Acquiring Party has acquired or agreed or intends to offer or agree to acquire, (A) the applicable Acquiring Parties shall promptly invoice Company for the actual third party costs incurred in the acquisition, including any portion of the acquisition price and related deposits, if any, paid by the Acquiring Parties for the OGM Interest but, in any event, excluding the costs and expenses of the Acquiring Parties’ own employees, along with a written agreement whereby Company assumes all terms, conditions, provisions, obligations and liabilities entered into or assumed by the Acquiring Party in connection with such acquisition and agrees to indemnify and hold the Acquiring Party harmless in connection with such acquisition excluding any Proceedings (as hereinafter defined) arising out of the gross negligence or willful misconduct of the Acquiring Party, which agreement shall be reasonably satisfactory to the parties thereto, and (B) the Acquiring Party shall, after Company has paid the invoice amount and executed the written agreement provided for above, (x) if the acquisition has closed, execute and deliver a written assignment to Company in recordable form, if applicable, covering the acquired OGM Interests, which assignment shall be with special warranty of title only and shall otherwise be in form reasonably acceptable to the parties thereto, or (y) if the acquisition has not closed, execute and deliver an assignment of all of the Acquiring Party’s rights under the offers and agreements for such acquisition without representation or warranty.

(b) As used herein, “OGM Interest” means any oil and gas fee or leasehold interest, oil and gas well or unit mineral interest, royalty interest, net profits interest or the right to earn any such interest or any ownership interest in any Person who owns any such interests. As used herein, “AMI” means those areas within one (1) mile of (i) the OGM Interests identified on Exhibit A attached hereto and (ii) any OGM Interests acquired by Company or its Subsidiary after the Effective Date and prior to the termination of this Agreement. Company acknowledges and agrees that, in addition to the information included on Exhibit A, it shall provide additional information regarding the AMI as may be reasonably requested by Consultant from time to time. As used herein “AMI Threshold” means $50,000.

(c) Subject to the foregoing provisions of this Section 2.2, (a) Consultant and its Affiliates have engaged and shall at all times be free to engage generally in all aspects of the oil and gas business for their own account or on behalf of others and Consultant shall not be obligated to offer any such business opportunity to Company and (b) Company and its Affiliates shall have the same freedom to engage in the oil and gas business for their own account as Consultant and Company shall not be obligated to offer any such business opportunity to Consultant.

2.3 Contracts With Affiliates. Without the express written consent of Company, Consultant will not cause Company or its Subsidiaries to enter into contracts and agreements with Consultant and its Affiliates for the rendering of services and the sale and lease of supplies and equipment.

2.4 Lack of Company Funds or Personnel. Consultant shall not be required to advance any funds on behalf of Company or any Subsidiary. Consultant shall not be deemed to have failed to provide the Services nor to be in breach of this Agreement to the extent that Consultant’s provision of the Services is prevented by (i) a lack of available funds by Company or its Subsidiaries, (ii) lack of Company personnel or Subsidiary personnel with educational backgrounds and experience reasonably necessary to implement Consultant advice with respect to the Assets, or (iii) the failure or refusal to perform, or inadequate performance, by Company personnel or Subsidiary personnel of their job functions.

ARTICLE III

RELATIONSHIP OF PARTIES; BOOKS AND RECORDS

3.1 Relationship of Parties. The Services rendered by Consultant shall be as an independent contractor. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of partnership, joint venture, mining partnership or association between the Parties. Consultant shall not be authorized to manage the affairs of, act in the name of, or bind Company or any Subsidiary. Neither Company nor any Subsidiary shall be obligated to follow or accept any recommendation made by Consultant. No Consultant Person shall be deemed to be a partner, officer, director or employee of Parent, Company or any Subsidiary for any purpose.

3.2 Access. Consultant shall at all times have access to all information and materials of Company and its Subsidiaries reasonably required by Consultant to enable it to provide the Services.

3.3 Books and Records. Consultant agrees to maintain its books and records with respect to its provision of the Services and to retain the same for a period of not less than four (4) years after completion of the Services. Company and its duly authorized representatives shall have access at all reasonable times to such books and records, and Consultant shall, at Company’s expense, furnish to Company such evidence of any expenses for which Consultant has or is seeking reimbursement under this Agreement as Company may reasonably request.

3.4 Audit Right. Company, upon written notice to Consultant, shall have the right, at reasonable times, at its own expense, to audit the books and records of Consultant relating to this Agreement for any calendar year within the twenty-four (24) month period following the end of such calendar year. Consultant shall consider in good faith any alleged errors, deficiencies or inadequacies identified by such audit, and, if it deems action to be necessary or appropriate, reconcile its books and records accordingly. In addition, Consultant will promptly pay any adjustments in favor of Company or any Subsidiary necessary to give effect to such reconciliation. All claims regarding billings, invoices and settlements made or given during a calendar year shall be deemed final and not subject to challenge by any party if not made within twenty-four (24) months following the end of such calendar year.

3.5 Agreements Binding Consultant. Company shall not, and shall cause its Subsidiaries not to, enter into any agreement or instrument purporting to bind any Consultant Person (as hereinafter defined), unless the prior written consent of such Consultant Person is obtained with respect to the specific agreement or instrument.

3.6 Amendments to Stockholders’ Agreement, etc. Company shall promptly provide Consultant with a copy of any amendments to the Stockholders’ Agreement and the organizational documents of Parent, Company or any of Company’s Subsidiaries.

ARTICLE IV

FEES AND EXPENSES

4.1 Fixed Fee. Commencing on the Effective Date and continuing throughout the term of this Agreement, Parent shall cause Company to, and Company shall, pay Consultant a fixed management fee (the “Fixed Fee”) equal to One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) per year, such amount to be prorated for any partial month. The Fixed Fee shall be paid in 12 monthly installments in advance, on or before the first day of each calendar month during the term of this Agreement.

4.2 Reimbursements. In connection with providing the Services, if and to the extent that Consultant pays or advances third party expenses on behalf of Company or its Subsidiaries, Parent shall cause Company to, and Company shall, reimburse Consultant for such expenses within fifteen (15) business days after request for reimbursement; provided, however that Consultant acknowledges and agrees it shall receive authorization from Company prior to incurring any material third party expenses on the behalf of Company or its Subsidiaries. If any such expenses remain unreimbursed for thirty (30) business days, any such unreimbursed expense shall bear interest until paid at a per annum rate equal to the lesser of ten percent (10%) and the maximum lawful rate. The Parties acknowledge and agree that Consultant shall have no duty or obligation to advance expenses. Each invoice delivered by Consultant to Company pursuant to this Section 4.2 shall include the calculation of the expenses which are the subject thereof, together with supporting documentation.

4.3 Incentive Fee.

(a) In addition to the Fixed Fee, Consultant shall be entitled to receive from Company, and Parent shall cause Company to pay, an incentive fee (the “Incentive Fee”) equal to the greater of (i) fifteen percent (15%) of the distributions of Company to its equity owners after the Effective Date and after Company’s equity owners (taken as a whole) achieve an eight percent (8%) IRR (as defined below), or (ii) three percent (3%) of the aggregate Enterprise Value (as defined below) of each Sale Transaction Event (as defined below), net of the fees and expenses of Company’s attorneys and investment bankers incurred by Company in connection with such Sale Transaction Event. The Incentive Fee shall be paid to Consultant contemporaneously with the closing of the Sale Transaction Event to which it relates, except as otherwise provided in Section 4.3(c)(iv).

(b) Notwithstanding anything to the contrary contained herein, Consultant shall not receive the Incentive Fee under clause (ii) of Section 4.3(a) of this Agreement if this Agreement is terminated prior to the date of a Sale Transaction Event pursuant to Section 6.2(a), Section 6.2(b), Section 6.3(a) or Section 6.3(b); provided, however, that if Company terminates this Agreement for any reason other than pursuant to Section 6.2(a), Section 6.2(b), Section 6.3(a) or Section 6.3(b), and a Sale Transaction Event is consummated within twelve (12) months of such termination, then Consultant shall be entitled to receive the Incentive Fee.

(c) As used herein, the following terms shall have the meanings hereinafter specified:

(i) “Base Amount” means the equity valuation of Company, as determined by the board of directors of Company (and presented to Consultant in writing) in connection with an investment from existing or new investors (“Capital Raise Transaction”), after taking into account the pro forma effect of the closing of such Capital Raise Transaction, plus (y) any capital contributions made to Company after the Capital Raise Transaction.

(ii) “IRR” means the discount rate (measured as an annual rate and compounded annually) that is necessary (as of the applicable measurement date) to cause the difference between (x) the aggregate net present value of the Base Amount and (y) the net present value of any distributions made by Company to its equity owners (taken as a whole) after the Effective Date and on or before such measurement date to equal $0.00 using standard discounting methodologies for determining the internal rate of return on an investment.

(iii) “Sale Transaction Event” means (w) any merger, consolidation, recapitalization, reorganization, sale of equity interests or other single transaction or series of related transactions involving Parent in which the equity owners of Parent immediately prior to such transaction do not own a majority of the equity interests of all classes of the surviving entity after the closing of such transaction, (x) any merger, consolidation, recapitalization, reorganization, sale of equity interests or other single transaction or series of related transactions involving Company in which the equity owners of Company immediately prior to such transaction do not own a majority of the equity interests of all classes of the surviving entity after the closing of such transaction, (y) the sale, lease, license or other disposition of more than fifty percent (50%) of Company’s and its Subsidiaries’ assets (including equity securities of the Subsidiaries) taken as a whole (which threshold shall be deemed to have been met if it is met based on fair market value) in a single transaction or series of related transactions or (z) any offering or sale of securities of Parent, Company or any of its Subsidiaries, or any successor-in-interest thereof, in the public markets, including an initial public offering.

(iv) The “Enterprise Value” of any Sale Transaction Event shall mean the value of all cash, securities and other property or other assets paid, payable or received, including debt, liabilities and obligations which are assumed or remain outstanding in connection with any Sale Transaction Event, including, without limitation: (w) any distributions of cash or non-cash property made to equity owners in anticipation of the closing of a Sale Transaction Event; (x) any non-competition payments (other than ordinary and customary compensation in connection with employment agreements or employee retention agreements); and (y) any debt, capital leases, preferred stock obligations or preferred membership interest obligations that are assumed, retired, defeased or remain outstanding; and (z) any deferred payments or payments that are contingent on future occurrences or contingencies. If any part of the Enterprise Value shall be deferred or contingent upon future occurrences or contingencies as contemplated by the immediately preceding clause (z), the Incentive Fee payable with respect thereto shall be payable only when and as such additional Enterprise Value is paid by the payor. For purposes of determining Enterprise Value, the value of any securities (whether debt or equity) shall be deemed to be the greater of: (i) the fair market value thereof as of the day the definitive agreement for a Sale Transaction Event is executed by all parties; or (ii) the average of the last reported sales prices of the securities on the twenty (20) consecutive business days prior to the consummation of the Sale Transaction Event as reported on the principal exchange on which the security is listed; provided that the value of securities that are not freely tradable or have no established public market shall be the fair market value thereof as reasonably agreed-upon by the parties hereto or, failing such agreement, the value of such securities shall be determined pursuant to Section 6.5.

ARTICLE V

DISCLAIMER OF WARRANTIES;

LIMITATION OF LIABILITY, INDEMNIFICATION AND INSURANCE

5.1 Standards of Care; Limitation of Liability.

(a) In performing its duties hereunder, Consultant and each member, officer, and employee of Consultant shall discharge his, her or its duties in good faith, with the care an ordinarily prudent person would exercise under similar circumstances and in a manner he, she or it reasonably believes to be in the best interests of Company. Consultant and each member, officer and employee of Consultant shall be entitled to rely on information, opinions, reports, or statements of the following Persons or groups:

(i) one or more employees or other agents of Company or any of its Subsidiaries who are not Affiliates of Consultant and who Consultant, member, officer, or employee reasonably believes to be reliable and competent in the matters presented; and

(ii) any attorney, public accountant or other Person as to matters which Consultant, member, officer, or employee reasonably believes to be within such Person’s professional or expert competence.

(b) No Consultant Person (defined below) shall have a fiduciary duty to Parent, Company, Subsidiaries, their respective Affiliates or to the equity owners or debt holders of Parent, Company or any Subsidiary.

5.2 Rights of Indemnification.

(a) Subject to the limitations and conditions as provided in this Section 5.2, each Consultant Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in such a proceeding or any inquiry or investigation that could lead to such a proceeding (a “Proceeding”), by reason of Parent’s or Company’s breach of this Agreement or by reason of such Consultant Person acting as the representative of Company or a Subsidiary or otherwise performing Consultant’s obligations under this Agreement or otherwise in connection with this Agreement or the relationship between Parent, Company and Consultant created by this Agreement, shall be indemnified by Parent and Company (jointly and severally) to the fullest extent permitted by Applicable Law against all judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such Consultant Person in connection with such Proceeding, and indemnification under this Section 5.2 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder; provided that such Consultant Person shall not be entitled to indemnification in connection with such Consultant Person’s fraud, gross negligence or willful misconduct. IT IS EXPRESSLY ACKNOWLEDGED THAT THE INDEMNIFICATION PROVIDED IN THIS SECTION 5.2 INCLUDES INDEMNIFICATION FOR NEGLIGENCE OR UNDER THEORIES OF STRICT LIABILITY. “Consultant Person” shall mean Consultant and each member, manager, officer, employee, attorney, agent or representative thereof.

(b) Expenses incurred by a Consultant Person in defending any Proceeding shall, from time to time, be advanced by Company to such Consultant Person (and Parent shall cause Company to advance such expenses) prior to the final disposition of such Proceeding, upon a receipt of an undertaking by or behalf of such Consultant Person to repay such advances if it shall be determined in a final, non-appealable judicial proceeding or final, non-appealable arbitration proceeding that such Consultant Person is not entitled to be indemnified pursuant to this Section 5.2. Advancement of such expenses shall be made promptly after request therefor accompanied by reasonable evidence of the costs and expenses for which the Consultant Person seeks advancement.

(c) The right to indemnification and the advancement and payment of expenses conferred in this Section 5.2 shall not be exclusive of any other right that a Person may have or hereafter acquire under Applicable Law, common law, agreement, or otherwise.

(d) If this Section 5.2 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then Parent and Company shall nevertheless indemnify and hold harmless Consultant Persons indemnified pursuant to this Section 5.2 as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any Proceeding to the full extent permitted by any applicable portion of this Section 5.2 that shall not have been invalidated and to the fullest extent permitted by Applicable Law, common law, agreement or otherwise.

(e) Consultant shall indemnify, defend and hold Company, Parent and Company’s Subsidiaries harmless from and against any and all claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including reasonable attorney’s fees and court costs, arising out of claims, demands or causes of action by third parties (except to the extent covered by any insurance maintained by Parent, Company or any Subsidiary), but not any consequential or incidental damages, sustained or incurred by or asserted against Parent, Company or any of Company’s Subsidiaries, by reason of or arising out of the breach of this Agreement by Consultant. For the avoidance of doubt, Consultant shall not be liable to any Person for consequential damages or incidental damages or for damages of any kind covered by insurance maintained by Parent, Company or any Subsidiary, whether in connection with any indemnification claim, breach of contract claim or otherwise.

5.3 Subrogation of Rights. In the event any liability arises from the provision of Services hereunder by a third party contractor, Company shall be subrogated to such rights, if any, as Consultant may have against such third party contractor with respect to the Services provided by such third party contractor to or for the benefit of Company.

5.4 Liability Insurance. Parent and Company shall use commercially reasonable efforts to have Consultant added as an additional insured to any commercial liability insurance policies carried by Parent, Company and any Subsidiary. Consultant acknowledges and agrees that Company shall have no obligation to add Consultant to any director and officer liability insurance policy carried by Parent, Company or any Subsidiary.

ARTICLE VI

TERM; TERMINATION

6.1 Term. Subject to the other provisions of this Article VI, the term of this Agreement shall commence on the Effective Date and shall terminate on the two (2) year anniversary of the Effective Date; provided, however, that this Agreement shall automatically renew for additional six (6) month terms (commencing on the two (2) year anniversary of the Effective Date) unless one Party provides the other Party written notice of its intent to terminate this Agreement, which notice must be received at least sixty (60) days prior to the applicable termination date.

6.2 Termination by Company. Notwithstanding the foregoing, this Agreement may be terminated by Company as follows:

(a) immediately upon the occurrence of any of the following:

(i) the fraudulent misappropriation or conversion of funds or property of Company by Consultant; or

(ii) the breach by Consultant of any of its material obligations hereunder, provided that Company has given Consultant thirty (30) days notice of the asserted breach and of its intention to terminate this Agreement and Consultant does not cure the asserted breach within such thirty (30) day period or commence to cure the asserted breach within such thirty (30) day period, and thereafter diligently pursue (as determined in the reasonable discretion of Company) the cure of such breach.

(b) upon thirty (30) days’ notice upon the occurrence of the death of Scott D. Josey, removal of Scott D. Josey from his current role with Consultant, Scott D. Josey’s failure to be actively involved in the management of Consultant or the conviction or plea of no contest for any felony involving intentional injury to persons or theft, embezzlement or other unlawful taking of property;

(c) at any time upon two hundred seventy (270) days’ notice prior to the date of termination of this Agreement; provided, however, that if Company shall terminate this Agreement pursuant to this Section 6.2(c), Company shall pay Consultant a fee (the “Termination Fee”) in the amount of Five Hundred and Twenty-Five Thousand Dollars ($525,000) on the 270th day after such notice of termination and Company shall continue to pay Consultant the Fixed Fee during the 270-day period following such notice of termination; or

(d) immediately upon the sale of all or substantially all of the assets of Company, or a sale of all or substantially all, or other disposition through merger, reorganization or a similar transaction, of the equity interests in Company and after payment of all amounts due to Consultant hereunder.

6.3 Termination by Consultant. Notwithstanding Section 6.1, Consultant shall have the right to terminate this Agreement:

(a) Upon thirty (30) days’ written notice to Company for a material breach of this Agreement by Parent or Company which notice shall contain a description of the asserted breach and Consultant’s intention to terminate this Agreement if such breach is not cured prior to the end of such thirty (30) day period; or

(b) At any time upon two hundred seventy (270) days’ notice to Company prior to the termination date of this Agreement.

6.4 Fixed Fee and Expense Reimbursements After Notice of Termination. In connection with any notice of termination by Company or Consultant pursuant to Section 6.2 or Section 6.3, Consultant shall be entitled to receive (i) the Fixed Fee only through the date of final termination of this Agreement and (ii) all amounts for expenses incurred through the date of termination under Section 4.2, if not theretofore paid. For the avoidance of doubt, the Parties’ respective rights and obligations with respect to post-termination payment of Incentive Fees is covered by Section 4.3 and not this Section 6.4.

6.5 Dispute Resolution and Arbitration.

(a) Informal Dispute Resolution. In the event of any dispute, claim, question, or disagreement (collectively, a “Dispute”) arising from or relating to this Agreement or the breach thereof, a Party may deliver to the other Party a written notice of such Dispute (the “Dispute Notice”) and the Parties shall use their reasonable best efforts to settle such Dispute. To this effect, the Parties shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to the Parties.

(b) Arbitration.

(i) If the Parties do not reach resolution pursuant to Section 6.5(a) within a period of sixty (60) days from the date of the Dispute Notice, then, upon notice by any Party to the other Party, such Dispute shall, except as set forth in Section 6.5(b)(viii), be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules (the “Arbitration Rules”).

(ii) Such arbitration shall be held in Houston, Texas or such other place as is mutually agreed by the Parties. The arbitration shall be conducted in the English language. Within thirty (30) days of service of such notice the Parties shall jointly appoint a single arbitrator who shall determine the matter. If the Parties shall fail to appoint such arbitrator within such thirty (30) day period, then such arbitrator shall be appointed pursuant to the Arbitration Rules.

(iii) The arbitrator shall be an attorney having actively engaged in the practice of law for at least 15 years or a retired judge and, in either case, such arbitrator shall have significant legal experience relating to the oil and gas exploration and production industry.

(iv) The arbitrator shall proceed immediately to hear and determine the issue in Dispute. The arbitrator shall determine the procedure to be followed in the arbitration. The Parties shall endeavor to cause the arbitrator to communicate the decision not later than thirty (30) days after the close of argument in the arbitration, provided that any delay in such decision being made shall not affect the validity thereof.

(v) The decision of the arbitrator shall be drawn up in writing and signed and shall, notwithstanding anything to the contrary contained in the Arbitration Rules, subject to the specific provisions of and limitations in this Agreement, be final and binding as to any question or issue so submitted to arbitration, and the Parties shall perform and comply with the terms and conditions thereof. Judgment upon the award rendered may be entered in any court having jurisdiction and thereupon execution or other legal process may issue thereon.

(vi) Unless otherwise agreed in writing by the Parties, the costs incurred in connection with the arbitration and all other costs of the arbitration shall be awarded to the prevailing or most prevailing Party as determined by the arbitrator.

(vii) In all respects not provided for elsewhere in this Section 6.5(b), the provisions of the Arbitration Rules shall apply to any arbitration undertaken hereunder. Notwithstanding anything to the contrary herein, the arbitration provisions set forth herein, and any arbitration conducted thereunder, shall be governed exclusively by the Federal Arbitration Act, Title 9, United States Code to the exclusion of any state or municipal law of arbitration.

(viii) Nothing herein contained shall prevent either Party from seeking an injunction and any relief ancillary thereto from a court of competent jurisdiction.

ARTICLE VII

MISCELLANEOUS

7.1 Taxes. Parent and/or Company shall bear all taxes, duties and other similar charges (and any related interest and penalties), imposed as a result of Company’s or its Subsidiaries’ receipt of Services hereunder, including any tax which Parent or Company is required to withhold or deduct from payments to Consultant, including any taxes imposed upon Consultant with respect to the Fixed Fee or the Incentive Fee, as applicable; provided that Consultant shall be responsible for Consultant’s income and franchise taxes.

7.2 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

7.3 Notices. Any and all notices, requests, consents or other communications permitted or required to be given under the terms of this Agreement shall be in writing and shall be deemed received (a) if given by facsimile transmission, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid, three business days after being deposited in the United States mails and (c) if given by Federal Express or other overnight carrier service or other means, when received or personally delivered. The mailing address and facsimile number of each of the Parties is as follows, which address and number may be changed by notice given in the manner provided in this Section 7.3:

If to Consultant:

Sequitur Energy Management II, LLC
10375 Richmond Avenue, Suite 292
Houston, TX 77042
Attention: Scott D. Josey

With a copy to:

Porter Hedges LLP
1000 Main Street, 36th Fl.
Houston, TX 77002
Attention: Nick D. Nicholas
Fax: (713) 226-6237

If to Parent or Company:

Milagro Oil & Gas, Inc.
1301 McKinney, Suite 500
Houston, TX 77010
Attention: James G. Ivey

With a copy to:

Acon Investments LLC
1133 Connecticut Avenue, NW
Suite 700
Washington, DC 20036
Attention: Jonathan Ginns and Mo Bawa
Fax: (202) 243-8613

Guggenheim Investment Management, LLC
135 East 57th Street, 6th Floor
New York, New York 10022
Attention: Legal Department

And with an additional copy to:

Porter Hedges LLP
1000 Main Street, 36th Fl.
Houston, TX 77002
Attention: Robert G. Reedy
Fax: (713) 226-6274

7.4 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights hereunder may be assigned by either of the Parties without the prior written consent of the other Party.

7.5 Amendments; Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Parties. Any Party may, only by an instrument in writing, waive compliance by another Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

7.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

7.7 Survival. The provisions of Article IV (but only as specifically contemplated by Article IV) and Article V, this Article VII and Sections 3.3, 3.4, 6.2(c) and 6.5 shall survive the expiration or termination of this Agreement. The provisions of Section 2.2 shall survive the expiration or termination of this Agreement for six (6) months; provided that if (i) this Agreement is terminated by Consultant pursuant to Section 6.3(a) or (b) or (ii) Company terminates this Agreement pursuant to Section 6.2(c), then such provisions of Section 2.2 shall not survive such termination; provided, however, that in all cases any claims related to the period of time prior to the termination of the applicability of the provisions of Section 2.2, shall survive such termination.

7.8 Force Majeure. In the event of either Party being rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement other than to make payments due hereunder, it is agreed that on such Party’s giving notice and full particulars of such Force Majeure in writing or by telecopy to the other Party as soon as possible after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused but for no longer period. “Force Majeure” means any of the following which are not within the control of the Party claiming suspension and which by the exercise of due diligence such Party could not have prevented or is unable to overcome: acts of God, strikes, lockouts, or other industrial disturbances, epidemics, landslides, lightning, earthquakes, fires, storms, blizzards, floods, washouts, arrests and restraints and prohibitions of government, either federal or state, inability to obtain necessary materials, supplies, civil disturbances, explosions, sabotage, breakage or accident to machinery or lines of pipe, freezing of lines of pipe, interruption or curtailment of firm or interruptible transportation services provided by third party transporters, failure to obtain applicable permits, and any other causes whether of the kind herein enumerated or otherwise, which are not anticipated at the time of execution hereof.

7.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other.

7.10 Facsimile Signatures. Each of the Parties hereto agrees that (a) any signed document transmitted by facsimile transmission or by other electronic means (including portable document format (PDF) sent via e-mail) (an “Electronic Document”) shall be treated in all manner and respects as an original document, (b) the signature of any Party on such Electronic Document shall be considered an original for all purposes under this Agreement, (c) any Electronic Document shall be considered to have the same binding and legal effect as an original document and (d) at the request of any Party, any Electronic Document shall be reexecuted by all of the Parties in its original form. Each Party further agrees that it shall never raise the use of an Electronic Document as a defense to this Agreement and hereby forever waives such defense.

7.11 Representations. Each Party represents, warrants and covenants to the other Party that it is fully authorized to enter into this Agreement and that the person that is appearing on its behalf is duly authorized to represent such Party in the terms of this Agreement.

7.12 Time of Essence. Time is of the essence in the performance of this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PARENT:

Milagro Holdings, LLC

By:
Name:	James G. Ivey
Title:	CEO

COMPANY:

Milagro Oil & Gas, Inc.

By:
Name:	James G. Ivey
Title:	CEO

CONSULTANT:

Sequitur Energy Management II, LLC

By:
Scott D. Josey,
Chief Executive Officer

Scott D. Josey joins herein solely to evidence his agreement to comply with the provisions of Section 2.2(a).

By:
Scott D. Josey

Signature Page to Consulting Agreement among

Milagro Holdings, LLC, Milagro Oil & Gas, Inc.

and Sequitur Energy Management II, LLC

EXHIBIT A

AMI

See Attached.

Exhibit A to Consulting Agreement among

Milagro Holdings, LLC, Milagro Oil & Gas, Inc.

and Sequitur Energy Management II, LLC